EXHIBIT 10.8

UNITED STATES OF AMERICA

BEFORE

THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM

WASHINGTON, D.C.

STATE OF FLORIDA

DIVISION OF FINANCIAL INSTITUTIONS

OFFICE OF FINANCIAL REGULATION

TALLAHASSEE, FLORIDA

)
Written Agreement by and among	)	Docket No. 07-021-WA/RB-SM
)
MARCO COMMUNITY BANK	)
Marco Island, Florida	)
)
FEDERAL RESERVE BANK OF ATLANTA	)
Atlanta, Georgia	)
)
and	)
)
STATE OF FLORIDA	)
OFFICE OF FINANCIAL REGULATION	)
Tallahassee, Florida	)
)

WHEREAS, in recognition of their common goal to restore and maintain the financial soundness of Marco Community Bank, Marco Island, Florida (the “Bank”), a state chartered bank that is a member of the Federal Reserve System, the Federal Reserve Bank of Atlanta (the “Reserve Bank”), the State of Florida Division of Financial Institutions, Office of Financial Regulation (the “OFR”), and the Bank have mutually agreed to enter into this Written Agreement (the “Agreement”) to address violations of law and unsafe and unsound practices related to asset quality, credit administration, management, risk management, and affiliate transactions identified at a recent examination of the bank conducted by the OFR; and

WHEREAS, on August 8, 2007, the board of directors of the Bank, at a duly constituted meeting, adopted a resolution authorizing and directing Mr. Robert A. Marks to enter into this Agreement on behalf of the Bank, and consenting to compliance by the Bank and its institution-affiliated parties, as defined in section 3(u) of the Federal Deposit Insurance Act, as amended (the “FDI Act”)(12 U.S.C. § 1813(u)), with each and every provision of this Agreement.

NOW, THEREFORE, the Bank, the Reserve Bank, and the OFR agree as follows:

Board Oversight

1. Within 30 days of this Agreement, the board of directors shall submit to the Reserve Bank and the OFR a written plan to strengthen and maintain effective board oversight of the management and operations of the Bank. The plan shall, at a minimum, address, consider, and include:

(a) The actions that the board of directors will take to improve the Bank’s condition and maintain effective control over and supervision of the Bank’s senior management and major operations and activities, including, at a minimum, the credit risk management program, including loan underwriting and administration;

(b) the responsibility of the board of directors to monitor management’s adherence to approved policies and procedures, and applicable laws and regulations;

(c) the identification and establishment of board of directors’ committees that are needed to provide guidance and oversight to Bank management;

(d) a requirement that the board of directors conduct monthly meetings and, for each meeting, maintain complete and accurate meeting minutes that fully document the board of directors’ review, discussion, and votes on all agenda items and other matters discussed at the meeting; and

(e) a description of the detailed information to be included in the periodic reports to be reviewed by the board of directors in its oversight of the operations and management of the Bank, including information sufficient to assess management’s compliance with written plans, policies, procedures, and programs.

2. Within 60 days of this Agreement, the board of directors shall complete an assessment of the Bank’s management and staffing needs and the qualifications and performance of all senior Bank management, including all department heads and executive officers. The primary purpose of the review shall be to aid in the development of a management structure suitable to the Bank that is adequately staffed by qualified and trained personnel. The review shall, at a minimum, address, consider, and include:

(a) The identification of the type and number of senior officers needed to manage and supervise properly the affairs of the Bank; and

(b) an evaluation of each senior officer to determine whether the individual possesses the ability, experience, and other qualifications required to perform competently present and anticipated duties, including the ability to adhere to applicable laws and regulations and the Bank’s established policies and procedures, restore and maintain the Bank to a safe and sound condition, and comply with the requirements of this Agreement.

3. Within 90 days of this Agreement, the board of directors shall take all actions necessary to hire any additional or replacement personnel needed to properly staff the Bank with qualified experienced officers and to return the Bank to a safe and sound condition. At a minimum, the Bank’s staff shall include a qualified:

(a) President with demonstrated experience in lending and bank operations;

(b) senior lending officer who is directly accountable for loan production; and

(c) credit administration officer with demonstrated experience in financial analysis and the establishment and implementation of workout plans for problem credits.

4. (a) The Bank shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i), Subpart H of Regulation Y of the Board of Governors of the Federal Reserve System (the “Board of Governors”) (12 C.F.R. §§ 225.71 et seq.), Section 655.0385, Fla. Stat., and Rule 69U-100.03852, Fla. Admin. Code, in the appointment of new directors and the hiring or promotion of senior executive officers. Such notification must be received by the OFR at least 60 days before any addition or employment is intended to be effective, notwithstanding any other application or prior approval requirements established by Sections 655.0385 and 655.948, Fla. Stat.

(b) The Bank shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation’s regulations (12 C.F.R. Part 359).

Lending and Credit Administration

Loan Committee

5. (a) Within 15 days of this Agreement, the board of directors shall establish a Loan Committee, the majority of which shall be comprised of outside directors, to oversee, at a minimum, the Bank’s policies, procedures, and compliance with state and federal laws and regulations regarding lending activities.

(b) The Loan Committee shall propose, for the board of directors’ approval, appropriate lending authority, scope, and limits for all loan officers. All loans which when aggregated with other extensions of credit to any one person and his or her related interests exceed 15 percent of the capital accounts of the Bank must be presented to the full board of directors or the Loan Committee for approval as required by Section 658.48(3), Fla. Stat. Complete written minutes of the discussion, vote, and approval of such loans shall be maintained.

(c) For the purposes of this Agreement, the term: (i) “outside director” is defined as an individual who is not otherwise an employee, officer, or agent of the Bank or any affiliate of the Bank, or a direct or indirect owner of 10 percent or more of any class of the outstanding shares of the Bank or its holding company; and (ii) “related interest” is defined as set forth in section 215.2(n) of Regulation O of the Board of Governors (12 C.F.R. § 215.2(n)).

Loan Policies and Procedures

6. Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the OFR acceptable written loan policies and procedures that shall, at a minimum, address, consider, and include:

(a) Underwriting standards that are appropriate for each type of loan product offered by the Bank, comply with the Real Estate Lending and Appraisal Standards set forth in Subpart E and Appendix C of Regulation H of the Board of Governors (12 C.F.R. Part 208 Subpart E and Appendix C), and include and provide for, at a minimum:

(i) analysis of the financial capacity of the borrower and, as applicable, any guarantor;

(ii) documented sources of repayment;

(iii) cash flow analysis;

(iv) cash equity requirements;

(v) loan to value ratio parameters; and

(vi) current valuation of underlying collateral;

(b) a complete description of loan documentation and collateral required for each specific type of loan;

(c) the review of each loan before closing to ensure that all appropriate documentation to support the Bank’s underwriting requirements is present;

(d) maintenance of all necessary documentation in the loan files;

(e) procedures for controlling and monitoring concentrations of credit, including:

(i) establishment of concentration of credit limits for industries, types of loans, and geographic locations;

(ii) managing the risk associated with asset concentrations; and

(iii) consistency with the interagency guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices, issued on December 6, 2006 (SR 07-1);

(f) procedures for renewing, extending, or modifying existing loans, including procedures for documenting the basis for each renewal, extension, or modification;

(g) controls to ensure uniform adherence to all loan policies and procedures; and

(h) measures to address the deficiencies in loan policies and procedures noted in the report of the examination of the Bank conducted by the OFR that commenced on May 7, 2007 (the “Report of Examination”).

Loan Review

7. Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the OFR an acceptable written program for the on-going review and grading of the Bank’s loan portfolio by a qualified independent third party or by qualified staff that is independent of the Bank’s credit granting function. The program shall, at a minimum, address, consider, and include:

(a) The scope and frequency of the loan review;

(b) loan grading standards and criteria for assessing the credit quality of the loans;

(c) loan grading descriptions and a scale that adequately differentiate the degrees of risks among loans;

(d) application of loan grading standards and criteria to the loan portfolio;

(e) identification and monitoring of all loans that have a loan-to-value ratio in excess of regulatory guidelines;

(f) identification of any loan that is not in conformance with the Bank’s loan policy;

(g) monthly written reports to the board of directors that identify the status of those loans that are adversely graded and the prospects for full collection or strengthening of the quality of any such loans; and

(h) measures to address the deficiencies in the loan review program noted in the Report of Examination.

Asset Improvement

8. (a) The Bank shall not, directly or indirectly, extend or renew any credit to or for the benefit of any borrower, including any related interest of the borrower, who is obligated to the Bank in any manner on any extension of credit or portion thereof that has been charged-off by the Bank or classified, in whole or in part, “loss” or “doubtful” in the Report of Examination or in any subsequent report of examination, as long as such credit remains uncollected.

(b) The Bank shall not, directly or indirectly, extend or renew any credit to or for the benefit of any borrower, including any related interest of the borrower, whose extension of credit has been classified “substandard” in the Report of Examination or in any subsequent report of examination, without the prior approval of the board of directors, who shall document in writing the reasons for the extension of credit or renewal, specifically certifying that: (i) the extension of credit is necessary to protect the Bank’s interest in the ultimate collection of the credit already granted or (ii) the extension of credit is in full compliance with the Bank’s written loan policy, is adequately secured, and a thorough credit analysis has been performed indicating that the extension or renewal is reasonable and justified, all necessary loan documentation has been properly and accurately prepared and filed, the extension of credit will not impair the Bank’s interest in obtaining repayment of the already outstanding credit, and the board of directors reasonably believes that the extension of credit or renewal will be repaid according to its terms. The written certification shall be made a part of the minutes of the board of directors meetings, and a copy of the signed certification, together with the credit analysis and related information that was used in the determination, shall be retained by the Bank in the borrower’s credit file for subsequent supervisory review.

9. Within 45 days of this Agreement, the Bank shall submit to the Reserve Bank and the OFR an acceptable plan to reduce the volume of adversely classified loans identified in the Report of Examination.

Staffing

10. Within 60 days of this Agreement, the board of directors shall complete an analysis of the staffing needs of the Bank necessary to provide an adequate number of qualified staff in the credit underwriting, credit administration, and loan review functions with the ability, experience, training, and other necessary qualifications required to perform present and anticipated duties, including adherence to federal and state requirements in laws and regulations, the Bank’s credit policies and procedures, and the provisions of this Agreement.

Allowance for Loan and Lease Losses

11. (a) Within 10 days of this Agreement, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified “loss” in the Report of Examination that have not been previously collected in full or charged off. Thereafter, the Bank shall, within 30 days from the receipt of any federal or state report of examination, charge off all assets classified “loss” unless otherwise approved in writing by the Reserve Bank and the OFR.

(b) The Bank shall maintain, in accordance with generally accepted accounting principles (“GAAP”), an adequate valuation reserve for loan and lease losses (the “ALLL”). The adequacy of the ALLL shall be determined in accordance with relevant supervisory guidance, including the Interagency Policy Statements on the Allowance for Loan and Lease Losses, dated July 2, 2001 and December 13, 2006. The elements of supervisory guidance to be considered shall include, but are not limited to, the reliability of the Bank’s loan grading system, the volume of criticized loans, the current level of past due and nonperforming loans, past loan loss experience, evaluation of the probable losses in the Bank’s loan portfolio, including the potential for the existence of unidentified losses in loans adversely classified, the imprecision of loss estimates, and examiners’ criticisms noted in the Report of Examination.

(c) Within 90 days of this Agreement, the Bank shall submit to the Reserve Bank and the OFR a description of the methodology used to determine the Bank’s ALLL. Thereafter, the Bank shall conduct, at least on a quarterly calendar basis, an assessment of its ALLL and, within 30 days of the end of each calendar quarter, shall submit to the Reserve Bank and the OFR the quarterly assessment, including the methodology used in determining the amount of ALLL for that quarter. The Bank shall maintain for subsequent supervisory review documentation to support the methodology used for each quarterly assessment.

Capital Adequacy

12. Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the OFR an acceptable written capital plan (the “Capital Plan”) to maintain sufficient capital at the Bank. The plan shall, at a minimum, address, consider, and include:

(a) The Bank’s current and future capital requirements, including compliance with the Capital Adequacy Guidelines for State Member Banks: Risk-Based Measures and Tier 1 Leverage Measures, Appendices A and B of Regulation H of the Board of Governors (12 C.F.R. Part 208, App. A and B);

(b) the volume of the Bank’s adversely classified assets;

(c) anticipated growth in the Bank’s assets;

(d) the risk profile of the Bank’s asset and liability structure; and

(e) the source and timing of additional funds to fulfill the future capital and ALLL needs of the consolidated organization and the Bank.

Affiliate Transactions

13. (a) The Bank shall take all necessary actions to ensure that the Bank complies fully with the provisions of sections 23A and 23B of the Federal Reserve Act (12 U.S.C. §§ 371c and 371c-1) and Regulation W of the Board of Governors (12 C.F.R. Part 223) in all transactions between the Bank and any of its affiliates.

(b) The Bank shall not enter into any new contracts or other transactions with any of its affiliates unless the contracts comply with sections 23A and 23B of the Federal Reserve Act and Regulation W.

(c) The Bank shall maintain records and documentation adequate to demonstrate that all contracts, agreements, and other transactions between the Bank and its affiliates comply with the requirements of sections 23A and 23B of the Federal Reserve Act and Regulation W.

(d) For the purposes of this Agreement: (i) “transaction” shall include, but not be limited to, the transfer or payment of cash, the transfer, contribution, sale or purchase of any other asset, the direct or indirect payment of any expense or obligation, the direct or indirect assumption of any liability, the provision of any service, the payment of a management or service fee of any nature, any extension of credit, any overdraft, or any advance; and (ii) “extension of credit” shall be defined as set forth in section 215.3 of Regulation O of the Board of Governors (12 C.F.R. § 215.3).

Compliance with Laws and Regulations

14. (a) The board of directors shall immediately take all necessary steps to correct the violations of law cited in the Report of Examination, including, but not limited to correcting (i) the violations of section 23B of the Federal Reserve Act; (ii) the lending limit violation of Section 658.48, Fla. Stat.; and (iii) the accounting practices violation of Section 655.044, Fla. Stat.

(b) The board of directors shall take steps designed to ensure that the Bank complies with all applicable laws and regulations in the future.

Brokered Deposits

15. The Bank shall not accept brokered deposits except in compliance with the provisions of section 29 of the FDI Act (12 U. S. C. § 1831f). The Bank shall notify the Reserve Bank and the OFR if the Bank requests any waiver of the restrictions imposed by section 29 of the FDI Act from the Federal Deposit Insurance Corporation (the “FDIC”), and shall notify the Reserve Bank and the OFR of the FDIC’s disposition of any request for such a waiver.

Dividends

16. The Bank shall not declare or pay any dividends without the prior written approval of the Reserve Bank, the OFR, and the Director of the Division of Banking Supervision and Regulation of the Board of Governors (the “Director”). All requests for prior approval shall be received by the Reserve Bank and the OFR at least 30 days prior to the proposed dividend declaration date and shall contain, but not be limited to, current and projected information on consolidated earnings, and cash flow, capital, asset quality, and ALLL needs of the Bank.

Business Plan and Budget

17. (a) Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the OFR a written business plan for 2007 to improve the earnings and overall condition of the Bank. The plan, at a minimum, shall provide for or describe:

(i) the responsibilities of the board of directors for the development, approval, implementation, and monitoring of the business plan;

(ii) the major areas in and means by which the board of directors will seek to improve the Bank’s operating performance; and

(iii) a realistic and comprehensive budget;

(b) A business plan and budget for each calendar year subsequent to 2007 shall be submitted to the Reserve Bank and the OFR at least one month prior to the beginning of that calendar year.

Approval, Implementation, and Progress Reports

18. (a) The Bank shall submit written policies, procedures, plans, and program that are acceptable to the Reserve Bank and the OFR within the applicable time periods set forth in paragraphs 6, 7, 9, and 12 of this Agreement.

(b) Within 10 days of approval by the Reserve Bank and the OFR, the Bank shall adopt the policies, procedures, plans, and program. Upon adoption, the Bank shall implement the approved policies, procedures, plans, and program and thereafter fully comply with them.

(c) During the term of this Agreement, the approved policies, procedures, plans, and program shall not be amended or rescinded without the prior written approval of the Reserve Bank and the OFR.

19. (a) Within 10 days of this Agreement, the board of directors shall appoint a compliance committee (the “Compliance Committee”) to monitor and coordinate the Bank’s compliance with the provisions of this Agreement. The Compliance Committee shall be comprised of at least two outside directors. At a minimum, the Compliance Committee shall meet at least monthly, keep detailed minutes of each meeting, and report its findings to the boards of directors monthly. Copies of the Compliance Committee’s minutes shall be provided monthly to the Reserve Bank and the OFR.

(b) Within 15 days after the end of each calendar quarter following the date of this Agreement, the Bank shall submit to the Reserve Bank and the OFR written progress reports detailing the form and manner of all actions taken to secure compliance with the provisions of this Agreement and the results thereof. The Reserve Bank and the OFR may, in writing, discontinue the requirement for progress reports or modify the reporting schedule.

Communications

20. All communications regarding this Agreement shall be sent to:

(a)	Mr. Steve Wise
Assistant Vice President
Federal Reserve Bank of Atlanta
1000 Peachtree Street, N.E.
Atlanta, Georgia 30309-4470

(b)	Ms. Linda B. Charity
Director
State of Florida
Office of Financial Regulation
200 E. Gaines Street
Tallahassee, Florida 32399-0371

(c)	Mr. Robert A. Marks
Chairman of the Board of Directors
Marco Community Bank
1770 San Marco Road
Marco Island, Florida 34146

Miscellaneous

21. Notwithstanding any provision of this Agreement to the contrary, the Reserve Bank and the OFR may, in their sole discretion, grant written extensions of time to the Bank to comply with any provision of this Agreement.

22. The provisions of this Agreement shall be binding upon the Bank and each of its institution-affiliated parties, in their capacities as such, and their successors and assigns.

23. Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated or suspended by the Reserve Bank and the OFR.

24. The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, the OFR or any other federal or state agency from taking any other action affecting the Bank or any of its current or former institution-affiliated parties and their successors and assigns.

25. This Agreement is a “written agreement” for the purposes of, and is enforceable by the Board of Governors as an order issued under, section 8 of the FDI Act (12 U.S.C. § 1818) and by the OFR, pursuant to Sections 655.033 and 655.041, Fla. Stat.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 14th day of August, 2007.

Marco Community Bank		Federal Reserve Bank of Atlanta

By:	/s/ Robert A. Marks	By:	/s/ Stephen A. Wise

State of Florida
Division of Financial Institutions
Office of Financial Regulation

		By:	/s/ Linda B. Charity